Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Numbers 333-110924, 333-127124 and 333-149204 on Form S-8 of Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan for Legacy Companies (formerly the Bank of America 401(k) Plan for Legacy Fleet and MBNA) of our report dated June 25, 2009, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan for Legacy Companies (formerly The Bank of America 401(k) Plan for Legacy Fleet and MBNA) included in the Annual Report (Form 11-K) as of December 31, 2008 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Charlotte, North Carolina

June 25, 2009

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